SECURITIES AND EXCHANGE COMMISSION

                        Washington, D.C. 20549




                               FORM 8-K



                            CURRENT REPORT



                Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934




 Date of Report (Date of earliest event reported):  September 9, 2003




                          KAANAPALI LAND, LLC
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        (Exact name of registrant as specified in its charter)




   Illinois                   0-50273             01-0731997
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(State or other)            (Commission      (IRS Employer
Jurisdiction of             File Number)     Identification No.)
Organization




         900 N. Michigan Avenue, Chicago, Illinois  60611-1575
         -----------------------------------------------------
                (Address of principal executive office)




  Registrant's telephone number, including area code:  (312) 915-1987
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ITEM 5.  OTHER EVENTS.

On September 9, 2003, Kaanapali Land, LLC (the "Company") and Amfac Property Investment Corp. ("APIC"), consummated their settlement agreement with the Employees Retirement System of the State of Hawaii (the "ERS").
As a consequence of such transaction, the Company and APIC no longer have any interest in the Royal Kaanapali Golf Courses. However, the Company has received certain easements and other rights respecting certain of the golf course land, including, among other things, drainage rights, utility line easements, access rights and the right to reconfigure one of the golf holes to accommodate the construction of a road to serve certain other land owned by the Company. In 2003 the Company escrowed cash as required by the settlement agreement in the approximate amount of $1.5 million, primarily to satisfy certain debts of APIC to its former creditors and employees and to ensure that funds are available for the reconfiguration of the golf hole as described above. A portion of the amounts so funded are expected to be reimbursed to the Company by Amfac Finance Limited Partnership ("AFLP").
An additional amount of approximately $1.1 million will also be funded by the Company to satisfy certain of its obligations relating to the settlement, other than through the closing escrow, primarily relating to former employees, which amount is expected to be paid, subject to certain conditions, during 2003 and 2004. The settlement also provides the Company and its affiliates and related parties with various releases from the ERS and ensures that the ERS will file no claims with the Bankruptcy Court. During the third quarter of 2003 the Company expects to record a gain for financial reporting purposes of its recorded investment in unconsolidated entities, including the portion related to its former investment in Amfac Finance Limited Partnership and its approximate 83% ownership interest in APIC, which it had previously deferred due to the contingencies surrounding the ERS settlement.



ITEM 7.  EXHIBITS.

     (c)   EXHIBITS

           EXHIBIT
           NO.        DESCRIPTION
           -------    -----------

           99.1 Settlement Agreement dated March 14, 2003 between Amfac Property Investment Corp., Amfac Hawaii, LLC, Pioneer Mill Company, Limited, and Employees' Retirement System of the Statement of Hawaii

























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                               SIGNATURE



     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                            KAANAPALI LAND, LLC


                                  /s/ Gailen J. Hull
                                  ----------------------
                            By:   Gailen J. Hull
                                  Senior Vice President
                            Date: September 26, 2003



















































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